Exhibit 99.1

NEWS

FRANK C. CONDELLA, Jr. ELECTED TO COLUMBIA
LABORATORIES BOARD OF DIRECTORS

LIVINGSTON, NJ – March 11, 2009 - Columbia Laboratories, Inc. (Nasdaq: CBRX) announced today that as of March 10, its Board of Directors elected Frank C. Condella, Jr. as a director of the Company.  Mr. Condella is a non-executive director of Skyepharma plc and Fulcrum Pharma plc.

“We are pleased to welcome Frank to Columbia’s Board of Directors and we look forward to working with him to bring value to the Company’s shareholders,” commented Stephen G. Kasnet, Chairman of Columbia’s Board.

Bob Mills, Columbia’s President and Chief Executive Officer, added, “Frank brings valuable executive experience in managing specialty pharmaceutical companies and can contribute significantly to our Company.”

Mr. Condella is an “independent” director under the current NASDAQ National Market Listing Standards and brings to eight the number of independent directors on the Company’s nine-person Board.  Mr. Condella is expected to serve on the Board’s Compensation Committee and Scientific Committee.

Mr. Condella was chief executive officer of Skyepharma plc from March 2006 to September 2008, president of European operations at IVAX Corporation from 2002 to February 2006, and president and chief executive officer of Faulding Pharmaceutical Co., from 2000 to 2001. Previously he was vice-president of Specialty Care Products at Hoffman-La Roche and vice-president and general manager of the Lederle unit of American Home Products.  He holds a BS in Pharmacy and an MBA from Northeastern University.

About Columbia Laboratories
Columbia Laboratories, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the women’s healthcare and endocrinology markets that use its novel bioadhesive drug delivery technology.  Columbia markets CRINONE® 8% (progesterone gel) and PROCHIEVE® 8% (progesterone gel) in the United States for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency.  The Company also markets STRIANT® (testosterone buccal system) to treat hypogonadism in men.  The Company’s partners market CRINONE 8%, STRIANT and three other products to additional U.S. and foreign markets.  The Company’s research and development programs include the PREGNANT Study and a vaginal lidocaine product to prevent and treat dysmenorrhea (a condition marked by painful menstruation). For more information, please visit www.columbialabs.com.

Anthony R. Campbell Elected to Columbia Laboratories Board of Directors
December 17, 2008

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements about Columbia Laboratories, Inc.’s expectations regarding the Company’s strategic direction, prospects and future results, and clinical research programs, which statements are indicated by the words "will," "plan," "expect" and similar expressions.  Such forward-looking statements involve certain risks and uncertainties; actual results may differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® 8% (progesterone gel), PROCHIEVE® 8% (progesterone gel), and STRIANT® (testosterone buccal system) in the U.S.; the successful marketing of CRINONE® 8% by Merck Serono, and RepHresh® and Replens® by Lil’ Drug Store Products, Inc; the timely and successful development of PROCHIEVE® 8% to reduce the risk of preterm birth in women with a short cervix in mid-pregnancy; including the ongoing Phase III PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study of PROCHIEVE® 8% in short cervix patients; success in obtaining acceptance and approval of new products and new indications for current products by the FDA and international regulatory agencies; our ability to obtain financing in order to fund our operations and repay our debt as it comes due; the impact of competitive products and pricing; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

PROCHIEVE®, CRINONE® and STRIANT® are registered trademarks of Columbia Laboratories, Inc.

Contact:
James A. Meer, Senior Vice President, CFO & Treasurer
Columbia Laboratories, Inc.
(973) 486-8860

Melody A. Carey, Co-President
Rx Communications Group, LLC
(917) 322-2571